Exhibit 99.1

Trovagene and USC Norris Comprehensive Cancer Center Collaborate to Standardize the Use of Trovera™ ctDNA Liquid Biopsy Tests in Patient Care

SAN DIEGO, CA — July 12, 2016 — Trovagene, Inc. (NASDAQ:  TROV), a developer of circulating tumor DNA (ctDNA) molecular diagnostics, today announced that it has entered into a broad collaboration agreement with the USC Norris Comprehensive Cancer Center.  This collaboration will seek to establish a standardized framework for the use of Trovera™ urine liquid biopsy testing at USC as well as to define practical considerations and best practices for liquid biopsy testing from urine.  The collaboration will also explore the development of clinical treatment algorithms through investigational studies to solidify how and when liquid biopsy testing can be employed.

“The clinical data Trovagene has presented and published thus far illustrate the tremendous promise of using urinary ctDNA as a noninvasive sample type to detect and monitor clinically actionable oncogene mutations, and provide essential molecular information about a patient’s disease,” said Stephen B. Gruber, M.D., Ph.D., M.P.H., director of the USC Norris Comprehensive Cancer Center. “One of our key goals is to advance personalized medicine by investigating leading edge technologies, and provide clarity to the field for how and when these emerging technologies should be used.  Ultimately, this pioneering work will facilitate new standards in patient care, and pave the way for new cancer treatment guidelines.”

Trovagene is engaged in numerous collaborations with leading cancer centers and academic institutions.  These collaborations are designed to further delineate the clinical utility of its precision cancer monitoring technology and Trovera™ liquid biopsy tests for the evaluation of mutational status in patients with cancer, and the assessment of tumor dynamics in response to therapy.

“We look forward to working closely with clinicians and researchers at the USC Norris Comprehensive Cancer Center, a leader in cancer research, to further demonstrate the robustness and reliability of our technology in the identification of cancer mutations from urine,” stated Mark Erlander, Ph.D., Chief Scientific Officer at Trovagene. “Our collaboration is focused on conducting several novel studies that have potential to improve the standard-of-care for cancer treatment, and to accelerate adoption of our noninvasive tests into clinical practice.”

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992

About The USC Norris Comprehensive Cancer Center

The Norris Comprehensive Cancer Center is an innovative leader in the cancer field, setting a global standard for cutting edge research that is accelerating programs to prevent, control, and cure cancer. It has created a highly inclusive and engaging culture of collaboration, an environment that fosters and supports revolutionary, interdisciplinary approaches to the treatment and prevention of cancer. The Norris Comprehensive Cancer Center is a magnet for the best minds in integrated cancer research and education, and delivers promising clinical trials to a diverse patient population and support for their families. It is a preferred destination for patients, clinicians, and scientists who seek advanced research, clinical trials, and exceptional compassionate care.

About Trovagene’s Trovera™ brand of liquid biopsy tests

Built upon the Trovagene Precision Cancer Monitoring (PCM) Platform, Trovera™ urine and blood-based EGFR, KRAS and BRAF CLIA and CAP-accredited tests are available to healthcare providers for the detection and/or monitoring of tumor dynamics before, during and after treatment. Physicians interested in utilizing these tests should contact Client Services at 888-391-7992. For more information, please visit: http://trovagene.com/hcp-home-page/trovagene-overview

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary Precision Cancer Monitoring® (PCM) technology for the detection and monitoring of circulating tumor DNA (ctDNA) in urine and blood. The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s PCM technology is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” or other similar terms or expressions that concern Trovagene’s expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that our Precision Cancer Monitoring® platform will be utilized by oncologists or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2015 and its other periodic reports filed with the Securities and Exchange Commission.

Trovagene Contacts:

Beth Anderson VP, Finance & Administration	Vicki Kelemen Sr. Director, Marketing Communications
858-952-7593	858-952-7652
ir@trovagene.com	vkelemen@trovagene.com